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Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Catalyst Paper Corporation

We consent to the inclusion in this annual report on Form 40-F of:

•
our Report of Independent Registered Public Accounting Firm on the consolidated balance sheets of Catalyst Paper Corporation (the “Company”) as at December 31, 2010 and 2009, and the consolidated statements of earnings (loss), comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2010;

•	our Report of Independent Registered Public Accounting Firm dated March 2, 2011 on the Company’s internal control over financial reporting as of December 31, 2010.

each of which is contained in this annual report on Form 40-F of the Company for the fiscal year ended December 31, 2010.

Our report on the financial statements of the Company refers to changes in accounting policies as described in note 2(h) to the consolidated financial statements.

We also consent to incorporation by reference of the above mentioned audit reports in the Company’s Registration Statements (No.333-140704, No.333-143405 and No.333-151703) on Form S-8.

//s//  KPMG LLP

Chartered Accountants

Vancouver, Canada

March 3, 2011

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.